Exhibit 10.9

SEPRACOR INC.

CORPORATE POLICIES

SUBJECT/TITLE: Sepracor Severance Benefit Program	POLICY: No. 2.03

Supersedes:	Approval		Date Issued:	Page: 1 of 13
Policy dated	Signature:	/s/ Adrian Adams	December 10, 2008
4.10.06

Purpose:

To provide assistance to Employees (as defined below) as they transition out of the Company (as hereinafter defined) and to encourage Employees to remain with Sepracor Inc., its subsidiaries, affiliates and or any successor entity (collectively “Sepracor” or “Company”) as long as needed in the event of a Change in Control (as defined below) of Sepracor.

Scope:

Sepracor agrees to provide severance benefits to regular full time and part time Employees in the event that: 1) the Company elects to terminate employment of an Employee without Cause (as defined below), or 2) a Change in Control occurs and the Company elects to terminate the employment of an employee without Cause or an Employee resigns for Good Reason (as defined below) on or prior to the twelve (12) month anniversary of a Change in Control.

This Policy is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

Eligibility:

A.                       Any Employee whose employment is terminated by the Company without Cause is eligible to receive severance benefits under this Policy, as set forth below.

B.                        Any Employee whose employment is terminated without Cause or for Good Reason on or prior to the twelve-month anniversary of a Change in Control will be eligible to receive the benefits described below. Notwithstanding the foregoing, if (i) an Employee resigns within twelve months after the Change in Control and designates his or her resignation as one with Good Reason or (ii) the Employee’s employment is terminated without Cause, and, in either case, within 20 days after such resignation or termination Sepracor determines that the Employee’s conduct prior to his or her resignation or termination warranted a discharge for Cause, such resignation or termination will be deemed a discharge for Cause. If Sepracor determines that the Employee’s conduct warranted a discharge for Cause, Sepracor may require that benefits, if any, paid after resignation or termination of employment pursuant to this Policy must be repaid to Sepracor, including by means of a valid setoff.

C.                        Notwithstanding anything to the contrary contained herein, payment of any and all severance benefits under this Policy are subject to the Employee’s binding execution of a Severance Agreement (as defined below).

D.                       For clarification, no Employee who (i) voluntarily quits, (ii) is terminated for Cause, (iii) retires, or (iv) refuses to accept other Suitable Employment (as defined below) offered by Sepracor, is eligible for the severance benefits provided by this Policy, unless otherwise agreed to in writing between Sepracor and such Employee.

Terms:

A.                      “Cause” is determined by Sepracor in its sole discretion and may include, but is not limited to, the willful failure to perform reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness) willful engagement in illegal or immoral conduct or misconduct, and/or violation(s) of corporate policies, which is/are materially injurious to Sepracor.

B.                        “Change in Control” or “CIC” is defined as:  (i) the acquisition by a party or a group of more than 50% of the outstanding stock of the Company; (ii) a change, without approval of the Company’s Board of Directors (the “Board of Directors”), of a majority of the Board of Directors; or (iii) the acquisition of the Company by means of a reorganization, merger, consolidation or asset sale; provided in each case that such event constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, as amended, and the guidance issued thereunder (the “Code”).

C.                        “Employee” means any employee of Sepracor, other than an employee who (i) is an executive officer of Sepracor (e.g. Executive Vice President and President and Chief Executive Officer) or (ii) has entered into an agreement with Sepracor, that is still in effect at the date of his or her termination, specifically providing for severance benefits upon termination of employment.

D.                       “Suitable Employment” means any position of a comparable or higher base salary and Target Bonus (as defined below) that is located within 50 miles of the facility where the Employee performed his or her principal duties for Sepracor immediately prior to termination.

E.                         “Good Reason” means, except as noted below: 1) a material reduction in the Employee’s Salary as in effect on the date of the relevant Change in Control; 2) a requirement that Employee work at any facility that is more than 50 miles from the facility where the Employee performed his or her principal duties for Sepracor immediately prior to the Change in Control or, in the case of a field sales professional, 50 miles from such sales professional’s primary residence; or 3) a significant diminution of the Employee’s overall authority or responsibilities from those assigned to him or her immediately prior to the Change in Control.

A resignation with Good Reason shall be tendered in writing, describing in reasonable detail the event or events giving rise to the termination within 90 days of the initial existence of such event or events. However, any event described above will not be deemed to constitute Good Reason if, within 30 days of the Employee’s written resignation notice, such event has been corrected. Any termination of the Employee’s employment for Good Reason will not be effective until the date 31 days after the Employee’s delivery to Sepracor of the written notice of Good Reason described above.

Severance Benefits:

Any Employee entitled to severance benefits under this Policy shall be entitled to the following continuation of payments, based upon title/role as determined by the Company in its sole discretion. Payments will be made in equal installments on dates consistent with Sepracor’s normal payroll practices then in effect.

Role	Non – CIC Severance	CIC Severance
Sr VP	1.25 x Salary and Target Bonus (65 weeks)	1.5 x Salary and Target Bonus + Pro-Rated Bonus (78 weeks)
VP and AVP	1. 0 x Salary (52 weeks)	Same as Non – CIC
Directors and Regional Directors	.75 x Salary (39 wks)	Same as Non – CIC
Managers and District Managers	.50 x Salary (26 wks)	Same as Non – CIC
Professionals & Admin	.34 x Salary (18 wks)	Same as Non – CIC
Sales Rep	.34 x Salary (18 wks)	Same as Non – CIC

Other Information:

A.                      Salary:  is defined as base salary only and does not include overtime, bonuses, income or gains attributable to stock options, restricted stock or other similar equity-based compensation or commissions.

B.                        Pro Rated Bonus: is defined as an amount equal to the product of (A) the Employee’s Target Bonus for the year in which termination of employment is effective and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the effective date of such termination of employment, and the denominator of which is 365. The only level eligible for a pro-rated bonus award is a Senior Vice President. A pro-rated bonus is only paid in the event of a change in control.

C.                        Target Bonus:  is defined as the annual bonus paid after year end results are evaluated, defined as a percentage of Salary. The only level eligible for a Target Bonus award is a Senior Vice President.

D.                       Severance Period: is defined as the number of weeks an employee is entitled to severance benefits, as set forth in the table above.

E.                         Tax Implications:  Federal, state and local taxes will be withheld from the severance payment.

F.                         Equity Award Acceleration:  Employees will be entitled to receive acceleration of vesting of any equity awards under Sepracor’s equity incentive plans in accordance with the terms of such plans. Nothing in this Policy is intended to modify or supersede the terms of Sepracor’s equity incentive plans; provided, however, that any such acceleration would be covered by the provisions of Section G below (Tax Gross-Up).

G.                        Tax Gross-Up:  In accordance with the policy adopted by the Board of Directors on February 25, 1999, to the extent payments received hereunder constitute “parachute payments” under Section 280G of the Code, and are therefore subject to the excise tax imposed by Section 4999 of the Code, the Employee will be entitled to an additional gross-up payment so that the Employee will be placed in the same after-tax financial position he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.

In addition, to the extent any other excise tax liability (including any tax liability incurred under Section 409A of the Code) is imposed as a result of payments received hereunder, the Employee will be entitled to an additional gross-up payment so that the Employee will be placed in the same after-tax financial position he would have been in if he had not incurred any such excise tax liability. Any such gross-up payments shall be made by the end of the tax year following the year in which the Employee pays the applicable excise tax.

Insurance Benefits:

Employees entitled to severance benefits under this Policy shall also be entitled to the following benefits.

A.                       Medical and Dental Insurance:  During the Severance Period, the Company will continue to provide medical, dental and employee assistance program benefits to the Employee and the Employee’s spouse and dependents (in each case, as provided in the applicable plan) at levels substantially similar to the benefits provided by the Company immediately prior to the Employee’s date of termination. If the Employee signs and does not revoke the Severance Agreement, Sepracor will pay the employer portion of the premiums for medical and dental coverage during the Severance Period. Employees will be responsible for payment of the employee portion. If you find new employment and are eligible for health and/or dental insurance you shall promptly notify Sepracor and Sepracor’s obligation to provide such coverage during the Severance Period shall immediately cease.

B.                         Vision and FLEX Account Coverage:  Employees will be offered continuation of vision and health care spending account coverage (i.e FLEX spending account) through COBRA (as defined below) at the Employee’s expense.

C.                         Life and Disability Insurance:  Each Employee will be eligible for conversion of their group life and long-term disability insurance to non-group life and long-term disability insurance, provided that the respective policy permits such conversion. The Employee will be responsible for payment of all premiums for non-group life and long-term disability insurance.

D.                        COBRA Benefits: Nothing in this Policy shall operate to reduce, or be construed as reducing, the Employee’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in any manner. Federal law defines the duration of continuation of medical and dental benefits through COBRA.

Outplacement Benefits:

For any Employee entitled to benefits under this Policy, Sepracor will, at the request of the Employee, arrange for reasonable outplacement benefits. The benefit provided will be determined in Sepracor’s sole discretion and will vary based on the Employee’s role within the organization. No outplacement benefits will be paid after the second year following the year of termination. Sepracor will arrange and pay for the reasonable outplacement services.

Severance Agreement and Release:

As a condition to receipt of severance benefits under this Policy, eligible Employees shall be required to timely sign and return and not revoke a severance agreement and release in a form prepared by, and satisfactory to, Sepracor (the “Severance Agreement”), and to abide by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a release and waiver of any claims the Employee or his/her representatives may have against the Company, its successors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims. Employees are entitled and advised to consult an attorney of their own choosing prior to signing the Severance Agreement. The severance payments will commence 60 days following the date of the Employee’s termination (the “Payment Commencement Date”), provided that the Severance Agreement has been properly executed and any applicable revocation period has expired as of such date, or, if the Severance Agreement has been properly executed and any applicable revocation period has expired prior to the 30th day following the Employee’s termination, then the severance payments may commence on the 30th day following the Employee’s termination, unless the Payment Commencement Date occurs in the calendar year following the termination of the Employee’s employment, in which case the payments may commence no earlier than January 1 of such subsequent calendar year. Notwithstanding the foregoing, if all of the severance payments will be made within the short-term deferral period (as defined below) and otherwise satisfy the requirements for the short-term deferral exception to Section 409A of the Code, or the severance payments are otherwise exempt from Section 409A of the Code, then the payments may commence earlier than the Payment Commencement Date, as determined by Sepracor in its sole discretion

Severance Pay:

Final paychecks will include accrued but unused vacation time as indicated in the policy Accrued Vacation Policy.

Section 409A Compliance:

Subject to the provisions in this section, any severance payments or benefits under this plan shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of his or her employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided under the plan.

A.           It is intended that each installment of the severance payments and benefits provided under the plan shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Employee nor Sepracor shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

B.             If, as of the date of the Employee’s “separation from service” from Sepracor, he or she is not a “specified employee” (within the meaning of Section 409A of the Code), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the plan.

C.             If, as of the date of the Employee’s “separation from service” from Sepracor, he or she is a “specified employee” (within the meaning of Section 409A of the Code), then:

1.                                       Each installment of the severance payments and benefits due under the plan that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (within the meaning of Section 409A of the Code) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

2.                                       Each installment of the severance payments and benefits due under the plan that is not described in subsection C.1. above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from Sepracor shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

D.            The determination of whether and when the Employee’s separation from service from Sepracor has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this section D, “Sepracor” shall include all persons with whom Sepracor would be considered a single employer under Section 414(b) and 414(c) of the Code.

Policy Administration:

A.                       Policy Administrator. This Policy will be administered by Sepracor. The Policy administrator will be one or more individuals appointed by Sepracor or, if no individual is so appointed, Sepracor will be the Policy administrator. The general administration of the Policy and the responsibility for carrying out its provisions will be vested in the Policy administrator.  The Policy administrator will be the “administrator” within the meaning of Section 3(16) of ERISA and will have all the responsibilities and duties contained therein.

The Policy administrator can be contacted at the following address:

Sepracor Inc.

84 Waterford Drive

Marlborough, MA  01752

Attn: Executive Vice President, Human Resources and Administration

B.                        Decisions, Powers and Duties.  The Policy administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Policy) will be binding on all persons.  The Policy administrator will be the named fiduciary for purposes of ERISA.  The Policy administrator will have such powers and discretion as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Policy, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of Policy administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Policy administrator will decide all such questions in its discretion and in accordance with the terms of the controlling legal documents and applicable law, and its good faith decision will be binding on the Employee, the Employee’s spouse or other dependents or beneficiaries and all other interested parties.

The Policy administrator will discharge its duties with respect to the Policy solely in the interest of the Employees and their beneficiaries, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives.

The Policy administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of this Policy.

C.                         Proof of Information. The Policy administrator may require that each Employee or other person submit, in such form as it will deem reasonable and acceptable, proof of any information that the Policy administrator finds necessary or desirable for the proper administration of this Policy.

D.                        Records and Disclosures.  The Policy administrator will maintain such records as are necessary to carry out the provisions of the Policy.  The Policy administrator also will make all disclosures that are required by ERISA and any subsequent amendments to ERISA.

E.                          Mistakes.  If there has been a mistake in the amount of an Employee’s benefits paid under this Policy, the mistake may be corrected by the Policy administrator or its designee when the mistake is discovered.  The mistake may be corrected in any reasonable manner authorized by the Policy administrator (for example, by offset against payments remaining to be paid or by payments between the Employee and us).  In appropriate circumstances (for example, where a mistake is not timely discovered), the Policy administrator may waive the making of any correction.

F.                          Expenses.  All costs and expenses incurred by Sepracor in administering this Policy, including the expenses of the Policy administrator, will be borne by Sepracor.

G.                        Indemnification.  To the extent permitted by law, the Policy administrator and all Employees, officers, directors, agents and representatives of the Policy administrator will be indemnified by Sepracor and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Policy except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

H.                        Integration with Statutory Pay or Benefits Requirements.  To the extent that any federal, state or local law, including so called “plant closing” laws, requires that Sepracor give advance notice or make a payment of any kind to an Employee because of that Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Policy or the other arrangement will either be reduced or eliminated to avoid any duplication of payment. Sepracor intends for the benefits provided under this Policy to satisfy any and all statutory obligations that may arise out of an Employee’s involuntary termination for the foregoing reasons, and the Policy administrator will so construe and implement the terms of this Policy.  The Policy administrator will determine how to apply this provision, and may override other provisions of this Policy in doing so.

I.                             Policy Name and Type.  The name of the severance and retention program is the Sepracor Severance Benefit Program.  The program is intended to constitute an “Employee Welfare Benefits Plan” under Department of Labor Regulation Section 2510.3-2(b) and other applicable regulations and statutes.  Accordingly, benefits under this Policy will not be contingent on retirement, will not exceed twice the annual compensation of the Employee participating in the program, and will be completed within twenty-four (24) months of termination of employment.  The program will be construed and interpreted in a manner consistent with this intent.

J.                            Funding.  Benefits will be paid from the general assets of Sepracor and will not be funded by trust or otherwise.  Nothing herein will be deemed to create a trust of any kind.

K.                       Effective Date.  This Policy is effective as of December 10, 2008.

L.                          Name and Address of Employer.  This Policy is sponsored by:

Sepracor Inc.

84 Waterford Drive

Marlborough, Massachusetts 01752

M.                     Claims Procedure.  Any Employee who believes he or she is entitled to severance or retention benefits under this Policy which are not being paid may submit a written claim for payment to the Policy administrator.  Any Employee otherwise entitled to benefits under this Policy must make such claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits shall be in writing, addressed to the Policy administrator and must be sufficient to notify the Policy administrator of the benefit claimed.  If the claim of an Employee is denied, the Policy administrator will within a reasonable period of time provide a written notice of denial to the Employee.  The notice will include the specific reasons for denial, the provisions of this Policy on which the denial is based, and the procedure for a review of the denied claim.  Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary.  The Employee may request in writing a review of a claim denied by the Policy administrator and may review pertinent documents and submit issues and comments in writing to the administrator.  The Policy administrator will provide to the Employee a written decision upon such request for review of a denied claim.  The decision of the Policy administrator upon such review will be final.

N.                        Drafting Errors.  If, due to errors in drafting, any Policy provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Policy administrator in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Policy administrator and all Policy fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Policy administrator.  The Policy administrator will amend the Policy retroactively to cure any such ambiguity.

Miscellaneous Provisions:

A.                       No Employment Rights.

Nothing in this Policy will be construed to provide any Employee with a guarantee   of employment and does not supersede Sepracor’s policy of at will employment.

B.                        Governing Law.  This Policy and the rights of all persons under this Policy will be construed in accordance with and under applicable provisions of ERISA, and the regulations there under, and the laws of the Commonwealth of Massachusetts

(without regard to conflict of laws provisions) to the extent not preempted by federal law.

C.                         No Limitation Upon Rights of Sepracor.  This Policy will not affect in any way Sepracor’s right or power to make adjustments, reclassifications or changes of Sepracor’s capital or business structure; to merge or consolidate; to dissolve or liquidate; or to sell or transfer all or any part of Sepracor’s business or assets.

D.                        Entire Agreement.  This Policy is a consolidation, amendment, and restatement of, and supersedes any and all severance plans or separation policies applying to Employees that may have been in effect throughout Sepracor prior to the effective date of this Policy, with the exception of the 280G Gross-Up Policy adopted by the Board of Directors on February 25, 1999 and any retention or other written agreements applicable to executive officers. Notwithstanding the foregoing, the acceleration of stock options and other stock awards granted under the Sepracor equity incentive plans will continue to be in full force and effect and will not be amended or modified by this Policy, and any such acceleration would be covered by the provisions of Section B of “Stock Options” above.

E.                          Successor and Assigns.  Sepracor will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Sepracor to expressly assume and agree to perform Sepracor’s obligations under this Policy in the same manner and to the same extent that Sepracor would be required to perform it if no such succession had taken place.

F.                          Severability.  In case any one or more of the provisions of this Policy (or part of any provision) will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Policy, and this Policy will be construed as if such invalid, illegal or unenforceable provisions (or part of any provision) never had been contained herein.

G.                         Non Assignability.  No right or interest of any Employee will be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision will not be applicable in the case of obligations of an Employee to us.

H.                        Amendment or Termination.  Sepracor reserves the right to modify, amend or terminate this Policy in whole or in part at any time in the manner and subject to the limitations described below.  Any amendment, modification or termination must be effected by a written instrument executed by an authorized officer of Sepracor.  No modification, amendment or termination will be effective as to an Employee during the two year period following a Change in Control without the prior consent of the Employee.  In no event will an amendment, modification or termination reduce or diminish any severance or retention benefits owing under this Policy for terminations of employment prior to the date of the amendment or termination without the consent of the Employee to whom the benefits are owed.

I.                             Section 409A.  This Policy is intended to comply with Section 409A and shall be interpreted consistently therewith.

Statement of ERISA Rights:

The following statement is required by federal law and regulations.  ERISA provides that all program participants shall be entitled to:

A.                       Examine, without charge at the Policy administrator’s office and at other specified locations, such as work sites, all documents constituting the Policy, and copies of all documents filed with the U.S. Department of Labor, such as detailed annual reports and program descriptions.

B.                        Obtain copies of all documents and the Policy information upon written request to the Policy administrator.  The Policy administrator may make a reasonable charge for copies.

C.                        Receive a copy of a summary of the annual financial report for the Policy.  The Policy administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

D.                       Obtain a statement advising the Employee whether he or she has a right to receive benefits under the Policy and what benefits the Employee may receive.  This statement must be requested in writing and is not required to be given more than once a year.  The Policy administrator must provide the statement free of charge.

E.                         In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Policy.  The people who operate the Policy, called “fiduciaries” of the program, have a duty to do so prudently and in the interest of participants and beneficiaries.  Employers nor any other person may fire an Employee or otherwise discriminate against an Employee in any way to prevent an Employee from obtaining a benefit under the Policy or exercising the Employee’s rights under ERISA.

F.                          If an Employee’s claim for a benefit is denied in whole or in part, the Employee must receive a written explanation of the reason for the denial.  The Employee has the right to have the Policy administrator review and reconsider the Employee’s claim.  Under ERISA, there are steps an Employee can take to enforce the above rights.  For instance, if the Employee requests materials from the Policy administrator and does not receive them within thirty (30) days, the Employee may file suit in a federal court.  In such a case, the court may require the Policy administrator to provide the materials and pay the Employee up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Policy administrator.

G.                        If an Employee’s claim for benefits is denied or ignored, in whole or in part, the Employee may file suit in a state or federal court.  If the fiduciaries misuse Policy funds, or if an Employee is discriminated against for asserting his or her rights, the Employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.  The court will decide who should pay court costs and legal fees.

H.                       If an Employee is successful, the court may order the person sued to pay costs and fees.  If the Employee loses, the court may order the Employee to pay these fees (for example, if the claim is frivolous).

I.                            Employees should contact the Policy administrator concerning questions about this Policy.  Employees who have any questions about this statement or rights under ERISA should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.